Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 of our reports dated May 15, 2009, relating to the consolidated financial statements of VanceInfo Technologies Inc., its subsidiaries and its variable interest entities (collectively, the “Group”) (which reports (1) express an unqualified opinion and include an explanatory paragraph relating to the adoption of the recognition and measurement methods under Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109”), and (2) express an unqualified opinion on the effectiveness of the Group’s internal control over financial reporting), included in the Annual Report on Form 20-F of VanceInfo Technologies Inc. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

June 29, 2009